Exhibit 4.7

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and among the following parties in Shanghai, China on December 23, 2020:

Party A:	HODE SHANGHAI LIMITED
Address:	Room 4031, 4/F, Building 1, No. 310 Fasai Road, China (Shanghai) Pilot Free Trade Zone

Party B:	SHANGHAI KUANYU DIGITAL TECHNOLOGY CO., LTD.
Address:	Room 801, No. 489 Zhengli Road, Yangpu District, Shanghai

Party A and Party B are hereinafter individually referred to as the “Party” and collectively, the “Parties”.

Whereas:

1.

Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as the “PRC”). Its main business includes technology development, transfer, technical consultation and technical services, business information consultation, business management consultation, animation design and advertising in the field of information technology and network technology;

2.

Party B is a limited liability company established in the PRC, its main business includes value-added telecommunications service, information network dissemination of audio-visual program business, radio and television program production and operation, commercial performances, online cultural business . All business activities operated and developed by Party B at present and at any time during the term hereof are hereinafter referred to as the “Main Business”;

3.

Party A agrees to make use of its human resource, technology and information advantages to provide Party B with the relevant exclusive technical services, technical consultations and other services as stipulated in the terms of this Agreement during the term hereof (see below for the specific scope), and Party B agrees to accept such services provided by Party A or its designated party (including Party A’s direct or indirect overseas parent company or a subsidiary directly or indirectly controlled by Party A’s direct or indirect overseas parent company) in accordance with the terms of this Agreement;

4.

The Parties have executed an Exclusive Technology Consulting and Services Agreement (hereinafter referred to as the “Original Agreement”) on April 24, 2019. The Parties hereby agree to amend and restate the terms and conditions of the Original Agreement and agree to execute this Agreement in lieu of the Original Agreement.

THEREFORE, Party A and Party B hereby agree as follows through mutual negotiation:

1.	Provision of Services by Party A

1.1

Pursuant to the terms and conditions of this Agreement, Party B hereby appoints Party A as Party B’s exclusive service provider to provide Party B with comprehensive business support, technical services and consultation services, specifically including all or part of the services decided by Party A from time to time within the business scope of Party A, including, but not limited to, the contents listed in Annex I as well as other consultations and services related to the above and provided by Party A from time to time upon the request of Party B to the extent permitted by the PRC Laws (including any laws, regulations, rules, notices or other binding documents promulgated by any central or local legislative, administrative or judicial department of Mainland China before or after the execution of this Agreement, hereinafter “PRC Laws”) (hereinafter referred to as “Services”).

1.2

Party B agrees to accept the consultations and services provided by Party A. Party B further agrees that except with Party A’s prior written consent, during the term hereof, Party B shall not accept, or cause its controlled subsidiaries to accept any consultation and/or services provided by any third party, and shall not cooperate with any third party, in respect of the consultations and services contemplated herein. Party A may appoint other parties, who may enter into some or all agreements described in Article 1.4 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3

In order to ensure that Party B meets the cash flow requirements in its daily operation and / or offset any losses arising from its operation, whether or not Party B actually incurs any such operating losses, Party A may, at its discretion, decide to provide Party B with financial support (only to the extent permitted by the PRC Laws). Party A may provide financial support to Party B in the form of loans permitted by the PRC Laws, and shall execute the contract in respect of such loan separately.

1.4	Manner of Providing Services

(1)

In order to fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may, directly or through their respective Affiliates with the corresponding service capabilities and resources, sign other technical service agreements and consulting service agreements for the purpose of providing services to Party B by Party A, and agree on the specific contents, methods, personnel and expenses in respect of specific services. For the purposes of this paragraph and this Agreement, the “Affiliate” means, in case of any specific subject, that specific subject directly or indirectly controlled through one or more intermediaries, or any other subject under the control of or the common control with such specific subject.

(2)

In order to perform this Agreement, Party A and Party B agree that, during the term hereof, the Parties may execute intellectual property (including but not limited to the copyright, trademark, patent, domain name, know-how, trade secret and otherwise) license agreements directly or through their respective Affiliates, which shall permit Party B to use the relevant intellectual properties owned by Party A and its Affiliates at any time based on Party B’s business needs, and Party A may charge the relevant fees (including the service fee stipulated in Article 2.1 below).

(3)

In order to perform this Agreement, Party A and Party B agree that during the term hereof, the Parties may execute the equipment lease agreement directly or through their respective Affiliates, which shall permit Party B to use the relevant equipment owned by Party A at any time based on Party B’s business needs, and Party A shall charge the relevant fees (including the service fee stipulated in Article 2.1 below).

(4)

In order to fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may, directly or through their respective Affiliates, sign other agreements for the purpose of providing services by Party A to Party B.

(5)

Party A may, at its own discretion, decide to appoint any third party with the service capability and resources to provide all or part of the services under this Agreement, but Party A shall be prudently responsible for the selection of such third party. Party A agrees to bear its legal liability under this Agreement for the work products of such third party, except where Party B and such third party agree otherwise. Party B hereby acknowledges that Party A shall have the right to transfer its rights and obligations under this Agreement to any third party.

1.5	In order to fulfill this agreement, Party A and Party B shall communicate and exchange all kinds of information related to their business and/or their customers in a timely manner.

The services provided by Party A in this Agreement are exclusive. Party B may continue to perform the agreement in respect of the same or similar services provided to Party B by a third party as to those provided by Party A on the date of execution hereof, subject to the written approval of Party A; Party A does not agree, Party B shall promptly cancel such agreement with such third party and bear any costs and liabilities arising from the cancellation thereof. Party B shall continue to perform other contracts that Party B is performing or other legal documents which are binding upon Party B, and Party B shall not amend, modify or terminate such contracts or legal documents without Party A’s prior written consent.

1.6

In order to clarify the rights and obligations of the Parties and to enable the above-mentioned service agreement to be performed in practice, the Parties agree, subject to the provisions of the PRC Laws:

(1)	Party B shall operate based on Party A’s opinions or suggestions under Article 1.1 hereof.

(2)

Except that Party B’s former directors, supervisors and senior management officers agreed by Party A may remain in office, Party B shall, in accordance with the procedures prescribed by PRC laws, appoint Party A’s recommended candidates as Party B’s directors and supervisors, and shall, subject to the PRC laws, appoint Party A’s recommended personnel as Party B’s general manager, chief financial officer and other senior management officers to be responsible for and supervise Party B’s business and operation. Subject to the PRC Laws, Party B shall not remove the directors, supervisors and senior management officers of its company recommended by Party A for any other reason except for reasons of retirement, resignation, incompetence or death, unless with the prior written consent of Party A.

(3)

Party B agrees to cause Party B’s directors, supervisors and senior management officers to exercise or perform their authorities or obligations under the PRC Laws and Party B’s articles of association as instructed by Party A.

(4)	Party A has the right to set up and adjust Party B’s organization and conduct the human resource management.

(5)

Party A shall have the right to carry out service-related business in the name of Party B. Party B shall provide Party A with all necessary support and facilities for the smooth development of the business, including, but not limited to, issuing to Party A all necessary authorizations for the provision of the relevant services.

(6)

Subject to the PRC Laws, Party A shall have the right to check Party B’s accounts regularly and at any time, and Party B shall keep accounts in a timely and accurate manner and provide Party A with its accounts as required by Party A. Within the term hereof, Party B agrees to cooperate with Party A and Party A’s legal person shareholders (only referred to Hode HK Limited and its controlled subsidiaries, the same as follows) to conduct audits (including but not limited to related transaction audits and other types of audits), to provide Party A and Party A’s legal person shareholders and/or auditors entrusted by Party A with relevant data and information on Party B’s operations, business, customers, finance, employees, etc., and to agree that Party A’s shareholders disclose such data and information in order to meet the requirements of securities supervision.

(7)

Party B agrees that the relevant certificates and company seals important to Party B’s daily operation, including Party B’s business license, qualification certificate, official seal, contract seal, financial special seal and legal representative seal involved in the operation of the business, shall be kept by Party B’s directors, legal representative, general manager, chief financial officer and other senior management officers recommended by Party A and appointed by Party B in accordance with the legal procedures.

1.7

The Parties agree that the services provided by Party A to Party B hereunder shall also apply to the subsidiaries controlled by the Parties, and the Parties shall urge their controlled subsidiaries to exercise their rights and perform their obligations in accordance with this Agreement.

2.	Calculation of Service Charges, Payment Methods, Financial Statements, Audit and Taxation

2.1

For the services provided by Party A in accordance with this Agreement, and subject to the PRC Laws, during the term of this Agreement, after Party B and its controlled subsidiaries shall, after the end of each financial year, make up for the losses of the previous year (if necessary) and deduct the necessary costs, expenses, taxes and fees incurred in the corresponding financial year, and draw the statutory provident funds that must be drawn according to law, the incomes of Party B and its controlled subsidiaries (including the accumulated incomes of the previous financial year) shall be equal to the combined net profits and shall be paid to Party A as service charges (hereinafter referred to as “Service Charges”); and Party A shall have the right to determine the above deductible items. The amount of such Service Charges shall be determined by Party A, and their calculation and adjustment shall take into account, but not limited to, the following factors, and Party A shall have the right to decide independently to adjust such Service Charges: (a) the difficulty of the management and technology provided by Party A and the complexity of the management and technical advice and other services provided; (b) the time required for Party A’s related personnel to provide such management and technical advice and other services; (c) the specific content and commercial value of the management and technical advice and other services provided by Party A; (d) the specific content and commercial value of the intellectual property license and lease service provided by Party A; and (e) the market price of the same kind of services. The above Service Charges shall be transferred by Party B to the bank account designated by Party A by remittance or any other means approved by the Parties within five (5) business days after Party A issues payment instructions to Party B. Party A may change such payment instructions from time to time. The Parties agree that the payment of the above Service Charges shall not, in principle, cause any difficulty in the operation of either Party in the current year. For the above purpose, Party A shall have the right to agree to Party B’s deferred payment to avoid any financial difficulties of the Party B. Party A shall also have the right to make any other adjustment to the Service Charges that it deems reasonable, but shall notify Party B in writing in advance.

2.2

Party A agrees that, in case of Party B’s operating losses or serious operating difficulties, it will have the right to decide to provide financial support for Party B; in the event of the foregoing, only Party A shall have the right to decide whether Party B will continue to operate and Party B shall unconditionally approve and agree to Party A’s above decision.

2.3

Party B shall, within 60 business days after the end of each financial year (hereinafter referred to as the “Previous Financial Year”) or at the request of Party A, (a) provide Party A with the Party B’s audited consolidated financial statements in the Previous Financial Year, which shall be audited by an independent certified public accountant approved by Party A; (b) if the audited financial statements show any deficiency in the total amount of the Service Charges paid by Party B to Party A during the Previous Financial Year, Party B shall pay the difference to Party A within 5 days from the date Party A or Party B finds the difference.

2.4	Party B shall, in accordance with the applicable laws, generally recognized accounting standards and commercial practices, prepare financial statements that meet the requirements of Party A.

2.5

Upon prior notice from Party A, Party A and/or its designated auditor shall have the right to review Party B’s relevant books and records at Party B’s main office and copy the required books and records in order to verify Party B’s income amount and the accuracy of the statements. Party B shall, in accordance with the requirements of Party A, provide relevant information and materials concerning Party B’s operation, business, customers, finance, employees, etc., and agree that Party A or Party A’s legal person shareholders may disclose or publish such information and materials if necessary.

2.6	The tax burden arising from the performance of this Agreement shall be borne by the Parties.

3.	Intellectual Property and Confidentiality

3.1

In order to perform this Agreement, Party A and Party B agree that, during the term hereof, the Parties and their respective Affiliates may execute the licensing agreement of intellectual property (including but not limited to copyright, trademark, patent, domain name, know-how, trade secret and otherwise) directly or through their respective Affiliates, which shall permit either Party to use the relevant intellectual properties owned by the other Party. In particular, Party A or its Affiliates shall have the right to use the intellectual property owned by Party B or its Affiliates free of charge in accordance with such agreement.

3.2

Unless with the prior written consent of Party A, on basis of the provision of the services hereunder for Party B and its controlled subsidiaries, Party A shall have unique and proprietary rights and interests in any right, title, equity and intellectual property including but not limited to all present and future copyrights, patents (including invention patents, utility model patents and design patents), trademarks, trade names, brands, software, know-hows, trade secrets, all related goodwill, domain names and any other similar rights (hereinafter referred to as “Such Rights”) arising or created during the performance of this Agreement by Party B and its controlled subsidiaries, whether developed by Party A or by Party B. Party B shall not claim any of Such Rights from Party A. Party B shall sign all the documents required to make Party A the owner of Such Rights and take all actions necessary to make Party A the owner of Such Rights. Party B warrants that there are no defects in Such Rights and will compensate Party A for any losses caused by such defects (if any).

3.3

Without the written consent of Party A, Party B shall not, and shall compel its controlled subsidiaries not to, transfer, assign, pledge, licence or dispose of any of Such Rights and any intellectual property Party B and its controlled subsidiaries are entitled to as of the execution date hereof, including but not limited to all the present and future copyrights, patents (including invention patents, utility model patents and design patents), trademarks, trade names, brands, software, know-hows, trade secrets, all relevant goodwill, domain names and any other similar right (hereinafter referred to as “Corresponding Rights”).

3.4

Party B shall dispose of any corresponding rights in accordance with Party A’s instructions from time to time, including, but not limited to, the transfer or authorization of the corresponding rights to Party A or its designated person without violating the PRC Laws.

3.5

The Parties hereto acknowledge that any oral or written information they exchange in connection with this Agreement is confidential. Party B shall keep all such information confidential and shall not disclose any relevant information to any third party without the written consent of Party A, other than the information: (a) known to the public (but not disclosed to the public by any recipient); (b) required to be disclosed by applicable law or by the rules or regulations of any stock exchange; or (c) required to be disclosed by Party B to their legal or financial advisers, who shall be bound by a confidentiality obligation similar to the obligations in this Article, in respect of transactions as contemplated herein. The disclosure of any confidential information by the staff or agencies employed by Party B shall be deemed to be the disclosure of such confidential information by Party B, which shall be liable for breach of this Agreement. This Article shall remain in force regardless of the termination of this Agreement for any reason.

3.6

Party B shall not execute any document or make any relevant undertaking which is in conflict with any agreement or any other legal document that is executed and being performed by Party A and/or its Affiliates; Party B shall not cause any conflict of interest between Party B and Party A as well as its Affiliates through any act or omission. In case of any such conflict of interest (Party A shall have the right to decide unilaterally whether such conflict of interest arises), Party B shall take measures in a timely manner to eliminate it as soon as possible with the consent of Party A and/or its Affiliates. If Party B refuses to take measures to eliminate conflicts of interest, Party A shall have the right to exercise its call options under the Exclusive Option Agreement (hereinafter referred to as the “Exclusive Option Agreement”) executed with Party B and Party B’s shareholders on the execution date hereof.

3.7	Within the term hereof, all customer information and other relevant information related to Party B’s business and the services provided by Party A shall be owned by Party A.

3.8	The Parties hereto agree that, this Article 3 hereto shall survive the change, cancellation or termination hereof.

4.	Representations and Warranties

4.1	The representations and warranties of Party A are as follows:

(1)

Party A is a wholly foreign-owned enterprise (WFOE) duly registered and validly existing under the PRC Laws with the independent legal person qualification; has full and independent legal status and legal capacity, and has obtained appropriate authorization to execute, deliver and perform this Agreement, and can act as an independent subject of litigation;

(2)

Party A signs and performs this Agreement within its legal personality and the scope of its business operations and has the permission, record and qualification required to provide the services as stipulated herein. Party A has taken the necessary corporate actions and has been duly authorized and obtained the consent and approval (if necessary) of third parties and government agencies to complete the transactions mentioned herein and will not violate the laws or other restrictions binding or affecting Party A.

(3)	After its execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Party A and may be enforced in accordance with the terms of this Agreement.

(4)

Party A has no litigation, arbitration or any other judicial or administrative procedure having occurred and outstanding that will affect Party A’s ability to perform its obligations hereunder, and to the best of its knowledge no one threatens to take such action.

4.2	The representations, warranties and undertakings of Party B are as follows:

(1)

Party B is a limited liability company duly registered and validly existing under the PRC Laws with the independent legal person qualification; has full and independent legal status and legal capacity, and has obtained appropriate authorization to execute, deliver and perform this Agreement, and can act as an independent subject of litigation.

(2)

Party B’s acceptance of the services provided by Party A will not violate any PRC Laws. Party B will sign and perform this Agreement within its legal personality and the scope of its business operations and Party B has taken the necessary corporate actions and has been duly authorized and obtained the consent, approval or filing of third parties and government agencies to complete the transactions mentioned herein and will not violate the laws or other restrictions binding or affecting Party B.

(3)	After its execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Party B and may be enforced in accordance with the terms of this Agreement.

(4)

Party B has no litigation, arbitration or any other judicial or administrative procedure having occurred and outstanding that will affect Party B’s ability to perform its obligations hereunder, and to the best of its knowledge no one threatens to take such action. If any litigation, arbitration or any other judicial proceeding or administrative punishment occurs or may occur in relation to Party B’s assets, business or income, Party B will notify Party A immediately after knowing such litigation, arbitration or any other judicial proceeding or administrative punishment, and will only reach a settlement on such proceedings with the prior written consent of Party A.

(5)

In accordance with this Agreement, Party B shall pay Party A the Service Charges in full and on time, and maintain the continuous validity of the license and qualification related to the business of Party B and its controlled subsidiaries within the service period. In all the matters necessary for Party A to effectively perform its duties and obligations hereunder, Party B will assist Party A, provide Party A with full cooperation and actively work with the services provided by Party A, and accept Party A’s reasonable opinions and suggestions on the business of Party B and its controlled subsidiaries.

(6)

Without the prior written consent of Party A, from the execution date hereof, Party B will not, and shall urge its controlled subsidiaries not to sell, transfer, mortgage or otherwise dispose of legal rights and interests in any assets (including tangible assets or intangible assets, excluding assets within RMB 1 million as required in the normal business operations), business, operation right or income, or cause any Security Interest or other encumbrance to be placed on the same. For the purpose of this Paragraph and this Agreement, the “Security Interest” shall include mortgage, pledge, lien and any security over third party right or interest, including any equity interest call option, acquisition right, right of first refusal, set-off right, ownership retention or other security arrangements.

(7)

Without the prior written consent of Party A, except for the reasonable expenses in the normal course of operation, Party B shall not pay any fee to any third party in any name, shall not exempt any third party from its debts, shall not lend or borrow a loan to any third party, or provide a security or guarantee for any third party, or allow any third party to establish any other Security Interest in its assets or interests.

(8)

Without the prior written consent of Party A, from the execution date hereof, Party B shall not, and shall cause its controlled subsidiaries not to, incur, inherit, guarantee or permit the existence of any debt , (except (i) the debts incurred in the normal course of business but not through loans; and (ii) the debts that have been disclosed to and consented in writing by Party A).

(9)

Without the prior written consent of Party A, from the execution date hereof, Party B shall not, and shall cause its controlled subsidiaries not to, execute any major contract other than those executed in the course of normal business and those executed between Party B with Party A and its Affiliates (in this Paragraph, a contract shall be deemed as a major contract if its value exceeds RMB 1 million).

(10)

Without the prior written consent of Party A, from the execution date hereof, Party B shall not, and shall cause its controlled subsidiaries not to: (a) be merged, consolidated with or become a united entity with any third party; (b) invest or acquire any third party or be invested, acquired or controlled by any third party; (c) increase or decrease its registered capital, or otherwise change the form of the company or its registered capital structure or accept the investment or capital increase of Party B by the existing shareholders or third parties ; (d) be liquidated and dissolved.

(11)

Subject to the applicable PRC Laws, Party B shall appoint the person recommended by Party A as its director, supervisor or senior management officer; Party B shall not, for any other reason, refuse to appoint the person recommended by Party A unless with the prior written consent of Party A or as otherwise agreed herein.

(12)

Party B shall hold any and all governmental permits, licenses, authorizations and approvals necessary for its business within the term of this Agreement and shall ensure that all such governmental permits, licenses, authorizations and approvals will continue to be valid and legal throughout the term of this Agreement. Any and all government licenses, permits, authorizations and approvals necessary for Party B’s business to be changed and/or increased as a result of changes in the provisions of the competent governmental authorities shall be changed and/or obtained by Party B in accordance with the requirements of the applicable laws during the term of this Agreement.

(13)

Party B shall promptly inform Party A of the circumstances that have or may have a significant adverse effect on the business and operation of Party A, and shall do its utmost to prevent the occurrence and/or expansion of such circumstance.

(14)

Without the prior written consent of Party A, Party B and/or its controlled subsidiaries shall not amend the articles of association or change the main business or make major adjustments to the business scope, model, profit model, marketing strategy, business policy or customer relationship of Party B and/or its controlled subsidiaries.

(15)

Without the prior written consent of Party A, Party B and / or its controlled subsidiaries shall not enter into any partnership or joint venture or profit sharing arrangement with any third party, or any other arrangement for the purpose of transfer of benefits or the realization of profit sharing in the form of royalties, service fees or consultancy fees.

(16)	At the request of Party A from time to time, Party B shall provide Party A with information on Party B’s operation, management and financial situation.

(17)	Without the prior written consent of Party A, Party B shall not announce or distribute bonuses, dividends or any other benefit to its shareholders.

(18)

Party B shall provide Party A with any technical or other information it deems necessary or useful to provide services hereunder, and allow Party A to use Party B’s relevant facilities, data or information it deems necessary or useful to provide services hereunder.

4.3

In the event of divorce, incapacity, declared disappearance/death, death, bankruptcy or any other circumstance that may affect the holding of Party B’s equity, Party B shall guarantee that such circumstance shall not affect its performance of this Agreement.

4.4

Either Party A or Party B respectively guarantee to the other Party that once the PRC Laws allow Party A to hold directly and Party A decides that it directly or designates its Affiliate to hold Party B’s equity and Party A and / or its Affiliate may legally engage in Party B’s business, the Parties shall terminate this Agreement upon the request of Party A after Party A or its designated Affiliate has formally registered as Party B’s shareholder at the competent administration for industry and commerce.

5.	Effect and Term

This Agreement shall enter into force on the date when it is executed by and between the Parties and shall remain in force unless this Agreement terminates in accordance with Article 6.1.

6.	Termination

6.1	This Agreement shall be terminated in any of the following circumstances:

(a)	On the date of bankruptcy, liquidation, termination or dissolution according to law if Party B goes bankrupt, is liquidated, terminated or dissolved according to law during the term of this Agreement;

(b)	On the date on which all the shares or assets of Party B have been transferred to Party A or the Affiliate designated by Party A in accordance with the Exclusive Option Agreement;

(c)

On the date when Party A or its designated Affiliate is formally registered as Party B’s shareholder at the competent administration for industry and commerce once the PRC Laws allow Party A to hold the shares of Party B directly and Party A and its subsidiaries can legally engage in Party B’s business;

(d)	On the date of the expiration of such written notice when Party A terminates this Agreement by giving Party B a written notice thirty (30) days in advance at any time within the term hereof;

(e)	Earlier termination according to Article 7 hereof.

6.2

Within the term hereof, Party B shall not cancel this Agreement unilaterally. Party A may terminate this Agreement in accordance with Article 6.1(d) above without any liability for breach of contract for its unilateral cancellation hereof.

6.3	After the termination of this Agreement, the rights and obligations of the Parties under Articles 3, 8, 10, 11, 16.3 shall remain in force.

6.4

The early termination of this Agreement for any reason does not exempt either Party from all the payment obligations hereunder (including, but not limited to, the payment of Service Charges) arising from or due to this Agreement prior to the termination hereof, nor does it exempt any liability for breach of contract arising prior to the termination hereof. Party B shall pay Party A the Service Charges payable before the termination hereof within fifteen (15) business days from the date of termination hereof.

7.	Liability for Breach

7.1

Except as otherwise provided herein, if a party (hereinafter referred to as the “Breaching Party”) fails to perform an obligation hereunder or violates this Agreement in other manner, the other Party (hereinafter referred to as the “Aggrieved Party”) may (a) send a written notice to the Breaching Party indicating the nature and scope of the breach and requesting the Breaching Party to remedy it at its own cost within the reasonable period provided in the notice (hereinafter referred to as the “Remedy Period”); if the Breaching Party fails to remedy it during the Remedy Period, the Aggrieved Party shall have the right to request the Breaching Party to assume all liabilities caused by its breach and compensate the Aggrieved Party for all actual economic losses caused to the Aggrieved Party by its breach, including but not limited to lawyer’s fees, litigation or arbitration fees arising from any litigation or arbitration proceedings relating to such breach, and furthermore, the Aggrieved Party shall also have the right to request the Breaching Party to enforce this Agreement and request the competent arbitral institution or court to order specific performance and/or enforcement of the terms agreed herein; (b) terminate this Agreement, and request the Breaching Party to assume all liabilities caused by its breach, and provide all damages; or (c) discount, auction or sell off the pledged equity interests as agreed in the Equity Pledge Agreement entered into by the Parties and the existing shareholders of Party B on the execution date hereof, and have priority in compensation with the proceeds from the discounting, auctioning or selling off and request the Breaching Party to assume all losses caused thereby. The exercise of the aforesaid remedial rights by the Aggrieved Parties shall not prevent them from exercise of other remedial rights pursuant to the provisions of this Agreement and the laws.

7.2

The Parties hereto agree and acknowledge that except as compulsorily provided by the PRC Laws, if Party B is a Breaching Party, Party A shall have the right to unilaterally terminate this Agreement immediately and request the Breaching Party to provide the liquidated damages. If Party A is the Breaching Party, Party B shall waive Party A’s obligation to provide damages, and unless otherwise provided by the laws, Party B shall not in any event have any right to terminate or cancel this Agreement.

8.	Applicable Law, Dispute Settlement and Law Change

8.1

The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the settlement of disputes hereunder shall be governed by the law of the People’s Republic of China.

8.2

Any dispute arising from the interpretation and performance hereof shall be settled through friendly negotiation between the Parties hereto. If the Parties fail to reach an agreement on the settlement of such dispute within thirty (30) days after either Party requests the other parties to settle such dispute through negotiation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in force at that time. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties hereto. The arbitral tribunal may rule on Party B’s equity interests, assets or property interests as the compensation or satisfaction to Party A for the losses caused by the breach of contract by Party B, rule on injunctive relief in respect of the relevant business or asset transfer, or order Party B to carry out bankruptcy liquidation. After the arbitral award comes into effect, any Party shall have the right to apply to the competent court for enforcement of the arbitral award. The court in Mainland China, Hong Kong, the Cayman Islands or any other court with competent jurisdiction (including the court in the place where Party B is incorporated and where Party B or Party A’s main assets are located shall be deemed to have competent jurisdiction) shall have the right to enforce the award made by the arbitral tribunal, including, but not limited to, restrictions on the operation of Party B’s business, restrictions on and/or disposition of Party B’s equity interests, assets or property interests (including, but not limited to, applying the same as compensation), prohibition of assignment or disposition or other relevant reliefs in respect thereof, liquidation of Party B, and have the right to make a ruling or judgment during the waiting period for the constitution of the arbitral tribunal or in other appropriate circumstances to provide interim reliefs to the party initiating the arbitration, including but not limited to the ruling or judgment for the breaching party to immediately stop the breach or the ruling for the breaching party not to carry out acts that may lead to further expansion of the loss suffered by Party A.

8.3

In the event of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties hereto shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder, except in the matter in dispute.

8.4

After the date of execution hereof, if at any time, as a result of the promulgation of or change in any PRC Laws, or as a result of the interpretation or application of such PRC Laws, the following agreements shall apply: to the extent permitted by the PRC Laws, (a) if the change in law or the newly promulgated provisions are more favorable to Party A than the relevant PRC Laws in force on the date of execution hereof (while Party B is not seriously adversely affected), the Parties shall promptly apply for benefits arising from the change or new provisions and do their best to obtain the approval of such application; or (b) if Party A’s economic interests under this Agreement are directly or indirectly adversely affected by the above changes of the PRC Laws or newly promulgated provisions, this Agreement shall continue to be performed in accordance with the original terms, and the parties shall use all legal means to waive compliance with such change or provisions. If the adverse effect on Party A’s economic interests can not be resolved in accordance with this Agreement, the Parties hereto shall promptly negotiate and make all necessary amendments hereto in order to maintain Party A’s economic interests hereunder.

9.	Force Majeure

9.1

“Force Majeure” means an event which is unforeseeable, unavoidable and insurmountable and which renders any partial or total default under this Agreement by one Party hereto. Such Force Majeure events include, but are not limited to, earthquakes, typhoons, floods, wars, strikes, riots, government actions, changes in legal provisions or the applicability of the legal provisions.

9.2

In event of a Force Majeure event, the obligation of one party to be affected by such event under this Agreement shall automatically be suspended during the delay caused by such event, and its performance shall be automatically extended for the period of suspension. The party shall not be punished or liable for this. In the event of force majeure, the Parties shall immediately negotiate a fair solution and make every reasonable effort to minimize the impact of force majeure.

10.	Indemnification

Party B shall indemnify Party A for any loss, damage, liability or expense caused by or arising from any action, claim or any other demand against Party A in respect of any consultation or service provided by Party A at the request of Party B, and shall hold Party A free from damage, unless such loss, damage, liability or expense is caused by Party A’s gross negligence or intentional misconduct.

11.	Notices

11.1

All notices and other correspondences required or permitted to be given under this Agreement shall be sent personally, by registered mail with postage prepaid, courier service, facsimile or e-mail to the address, fax number or e-mail of the other Party hereto as listed in Annex II hereto. An additional confirmation shall be sent by e-mail for each notice. Such notice shall be deemed to be duly served on:

(1)	If sent personally, by registered mail with postage prepaid, courier service, on the date of acceptance or refusal thereof at the recipient’s address specified for such notice;

(2)	If sent by fax, on the date of successful transmission (as evidenced by automatically generated confirmation of transmission);

(3)	If sent by e-mail, on the date of successful transmission.

11.2	Any Party may, in accordance with the terms of this Article, change its receiving address, fax and/or email address at any time by giving notice to other Parties hereto.

12.	Transfer

12.1	Party B may not assign its respective rights and obligations hereunder to any third party without the prior written consent of Party A.

12.2	Party B agrees that Party A may transfer its rights and obligations hereunder to any third party by giving Party B prior written notice without Party B’s consent.

13.	Severability

If one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any way under any applicable law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any way. The Parties shall, through consultations in good faith, seek to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by law and expected by the Parties, and the economic effects of such valid provisions shall be as similar as those of such invalid, illegal or unenforceable provisions to the extent possible.

14.	Modification and Supplement

14.1

Any amendment or supplement hereto shall be made in writing. The amendment agreement and supplementary agreement relating hereto by the Parties hereto shall be an indivisible part hereof and shall have the same legal effect as this Agreement.

14.2

Where the stock exchange or other regulatory agency of Hong Kong or NASDAQ of the United States proposes any amendment to this Agreement, or where the listing rules or other relevant regulations, rules, codes, guidelines of Hong Kong or NASDAQ of the United States require amending this Agreement or any arrangement hereunder, the Parties hereto shall amend this Agreement accordingly.

15.	Counterparts

This Agreement is made in two (2) counterparts. Each party holds one (1) counterpart respectively, and all of them shall have the same legal effect.

16.	Miscellaneous

16.1

Except written amendments, supplementations or modifications made after the signing hereof, this Agreement shall constitute the entire agreement between the Parties hereto in respect of the cooperation hereunder and shall supersede all prior oral and written consultations, representations and contracts in respect of the cooperation hereunder.

16.2	This Agreement shall be binding on the respective successors of the Parties hereto and the permitted assignees of the Parties hereto.

16.3

Any Party hereto may waive the rights it is entitled to under this Agreement, provided that such waiver by Party B must be in writing and signed by Party A. No waiver by any Party in respect of a breach by the other Party hereto in a certain circumstance shall be deemed as a waiver of any similar breach in any other circumstance.

16.4	The headings of this Agreement are for ease of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions hereof.

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[This page has no text and is the signature page of the Exclusive Business Cooperation Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Business Cooperation Agreement to be executed as of the date and place set forth at the beginning hereof.

HODE SHANGHAI LIMITED (COMPANY STAMP)

/s/ Hode Shanghai Limited

By:	/s/ Chen Rui

Name: Chen Rui
Title: Legal Representative

Signature page to Exclusive Business Cooperation Agreement

[This page has no text and is the signature page of the Exclusive Business Cooperation Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Business Cooperation Agreement to be executed as of the date and place set forth at the beginning hereof.

SHANGHAI KUANYU DIGITAL TECHNOLOGY CO., LTD. (COMPANY STAMP)

/s/ Shanghai Kuanyu Digital Technology Co., Ltd.

By:	/s/ Chen Rui

Name: Chen Rui
Title: Legal Representative

Signature page to Exclusive Business Cooperation Agreement